UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2013

Northern Tier Energy LP

(Exact name of registrant as specified in its charter)

Delaware	001-35612	80-0763623
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

38C Grove Street, Suite 100 Ridgefield, Connecticut		06877
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 244-6550

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of a Director.

On May 20, 2013, Northern Tier Holdings LLC, the sole member of Northern Tier Energy GP, LLC, the general partner (the “General Partner”) of Northern Tier Energy LP (the “Partnership”), appointed Mr. Rocky L. Duckworth to serve on the Board of Directors of the General Partner (the “Board”), effective May 20, 2013. Mr. Duckworth was also appointed as a member of the General Partner’s Audit Committee. His service on the General Partner’s Audit Committee will become effective immediately.

There are no understandings or arrangements between Mr. Duckworth and any other person pursuant to which Mr. Duckworth was selected to serve as a director of the General Partner. There are no relationships between Mr. Duckworth and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Duckworth will receive the same compensation as the Partnership provides to the other independent directors, which is described in the Partnership’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2013. In addition, for his service as an independent director, Mr. Duckworth will receive a grant of 3,342 restricted common units of the Partnership.

As a result of Mr. Duckworth’s appointment to the Board, the size of the Board increased to 9 members. In connection with Mr. Duckworth’s appointment to the Audit Committee, Eric Liaw stepped down as a member of the Audit Committee. As a result, the Audit Committee is fully independent and in compliance with the listing requirements of the New York Stock Exchange which require the Partnership to have a fully independent audit committee on or before July 25, 2013, which is the one-year anniversary of the effective date of the Partnership’s initial public offering registration statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Northern Tier Energy LP

	By:	Northern Tier Energy GP LLC, its general partner

Date: May 21, 2013	By: /s/ Peter T. Gelfman
Peter T. Gelfman
Vice President, General Counsel and Secretary